Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement No. 333-183687 on Form S-8

(2)	Registration Statement No. 333-175351 on Form S-8

(3)	Registration Statement No. 333-167613 on Form S-8

(4)	Registration Statement No. 333-176669 on Form F-3

(5)	Registration Statement No. 333-166765 on Form F-3

of our reports dated April 29, 2013, relating to (1) the 2012 consolidated financial statements of DHT Holdings, Inc., including the retrospective adjustments and revisions to the 2011 and 2010 consolidated financial statements discussed in Note 5 and Note 16 and (2) the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting as of December 31, 2012, appearing in this Annual Report on Form 20-F of DHT Holdings, Inc. for the year ended December 31, 2012.

/s/ Deloitte AS

Oslo, Norway
April 29, 2013